Exhibit 99.1

News Release

Lockheed Martin Reports First Quarter 2015 Results

•	Net sales of $10.1 billion
•	Net earnings of $878 million, or $2.74 per share
•	Cash from operations of $957 million
•	Repurchased 3.0 million shares for $604 million
•	Increases 2015 outlook for operating profit and earnings per share

BETHESDA, Md., April 21, 2015 – Lockheed Martin Corporation [NYSE: LMT] today reported first quarter 2015 net sales of $10.1 billion, compared to $10.7 billion in the first quarter of 2014. Net earnings in the first quarter of 2015 were $878 million, or $2.74 per share, compared to $933 million, or $2.87 per share, in the first quarter of 2014. Cash from operations in the first quarter of 2015 was $957 million, compared to cash from operations of $2.1 billion in the first quarter of 2014.

“Our team continues to deliver solid performance for our customers and strong results for our shareholders,” said Marillyn Hewson, Lockheed Martin Chairman, President and CEO. “We remain focused on successfully competing in the global marketplace and delivering industry-leading affordable products and technologies to our customers.”

Summary Financial Results

The following table presents the Corporation’s summary financial results.

(in millions, except per share data)	Quarters Ended
	March 29,	March 30,
	2015	2014
Net sales	$10,111	$10,650

Business segment operating profit	$1,306	$1,429
Unallocated items
FAS/CAS pension adjustment	119	86
Other, net	(69)	(83)
Total unallocated items	50	3
Consolidated operating profit	$1,356	$1,432

Net earnings	$878	$933

Diluted earnings per share	$2.74	$2.87

Cash from operations	$957	$2,100

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2015 Financial Outlook

The following table and other sections of this news release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. It is the Corporation’s practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, ventures, changes in law and restructuring activities (including special items) until such items have been consummated or enacted. For additional factors that may impact the Corporation’s actual results, refer to the “Forward-Looking Statements” section in this news release.

(in millions, except per share data)	Current Update	January 2015

Orders	No Change	$43,500 – $45,000

Net sales	No Change	$43,500 – $45,000

Business segment operating profit	$5,150 – $5,300	$5,100 – $5,250
FAS/CAS pension adjustment	No Change	~475
Other, net	No Change	~(275)
Consolidated operating profit	$5,350 – $5,500	$5,300 – $5,450

Diluted earnings per share	$10.85 – $11.15	$10.80 – $11.10

Cash from operations	No Change	≥ $5,000

Cash Activities

The Corporation’s cash deployment activities in the first quarter of 2015 consisted of the following:

•	repurchasing 3.0 million shares for $604 million, compared to 7.0 million shares for $1.1 billion in the first quarter of 2014;
•	paying cash dividends of $498 million, compared to $444 million in the first quarter of 2014; and
•	making capital expenditures of $118 million, compared to $103 million in the first quarter of 2014.

On Feb. 20, 2015, the Corporation issued $2.25 billion of notes in a registered public offering consisting of $750 million maturing in 2025 with a fixed interest rate of 2.90%, $500 million maturing in 2035 with a fixed interest rate of 3.60% and $1.0 billion maturing in 2045 with a fixed interest rate of 3.80%.

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Segment Results

The Corporation operates in five business segments: Aeronautics, Information Systems & Global Solutions (IS&GS), Missiles and Fire Control (MFC), Mission Systems and Training (MST) and Space Systems. The Corporation organizes its business segments based on the nature of the products and services offered.

Operating profit of the business segments includes the Corporation’s share of earnings or losses from equity method investees as the operating activities of the equity method investees are closely aligned with the operations of the Corporation’s business segments. United Launch Alliance (ULA), which is part of the Space Systems business segment, is the Corporation’s primary equity method investee. Operating profit of the Corporation’s business segments excludes the FAS/CAS pension adjustment, which represents the difference between total pension expense recorded in accordance with GAAP (FAS) and pension costs recoverable on U.S. Government contracts as determined in accordance with U.S. Government Cost Accounting Standards (CAS); expense for stock-based compensation; the effects of items not considered part of management’s evaluation of segment operating performance, such as charges related to significant severance actions and goodwill impairments; gains or losses from divestitures; the effects of certain legal settlements; corporate costs not allocated to the Corporation’s business segments; and other miscellaneous corporate activities.

Changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or operating profit resulting from varying production activity levels, deliveries or service levels on individual contracts. Changes in volume also include the effect of fluctuations in contract profit booking rates that have occurred in reporting periods other than those presented in the comparative segment results. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract.

In addition, comparability of the Corporation’s segment sales, operating profit and operating margins may be impacted favorably or unfavorably by changes in profit booking rates on the Corporation’s contracts accounted for using the percentage-of-completion method of accounting. Increases in the profit booking rates, typically referred to as risk retirements, usually relate to revisions in the estimated total costs that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate resulting in an increase in the estimated total costs to complete and a reduction in the profit booking rate. Increases or decreases in profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes. Segment operating profit and margins may also be impacted favorably or unfavorably by other items. Favorable items may include the positive resolution of contractual matters, cost recoveries on restructuring charges, insurance recoveries and gains on sales of assets. Unfavorable items may include the adverse resolution of contractual matters; restructuring charges, except for significant severance actions which are excluded from segment operating results; reserves for disputes; asset impairments; and losses on sales of assets. Segment operating profit and items such as risk retirements, reductions of profit booking rates or other matters are presented net of state income taxes.

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The following table presents summary operating results of the Corporation’s five business segments and reconciles these amounts to the Corporation’s consolidated financial results.

(in millions)	Quarters Ended
	March 29,	March 30,
	2015	2014
Net sales
Aeronautics	$3,134	$3,386
Information Systems & Global Solutions	1,869	1,910
Missiles and Fire Control	1,503	1,867
Mission Systems and Training	1,651	1,628
Space Systems	1,954	1,859
Total net sales	$10,111	$10,650

Operating profit
Aeronautics	$371	$393
Information Systems & Global Solutions	136	174
Missiles and Fire Control	292	358
Mission Systems and Training	219	250
Space Systems	288	254
Total business segment operating profit	1,306	1,429
Unallocated items
FAS/CAS pension adjustment	119	86
Other, net	(69)	(83)
Total unallocated items	50	3
Total consolidated operating profit	$1,356	$1,432

The Corporation’s consolidated net adjustments not related to volume, including net profit booking rate adjustments and other matters, represented approximately 38 percent of total segment operating profit for the first quarter of 2015, compared to approximately 37 percent in the first quarter of 2014.

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Aeronautics

(in millions)	Quarters Ended
	March 29,	March 30,
	2015	2014
Net sales	$3,134	$3,386
Operating profit	$371	$393
Operating margins	11.8%	11.6%

Aeronautics’ net sales for the first quarter of 2015 decreased $252 million, or 7 percent, compared to the same period in 2014. The decrease was attributable to lower net sales of approximately $135 million for the C-130 program due to fewer aircraft deliveries (four aircraft delivered in the first quarter of 2015, compared to five delivered in the same period in 2014) and lower sustainment activities; about $95 million for the C-5 program due to fewer aircraft deliveries (one aircraft delivered in the first quarter of 2015, compared to two delivered in the same period in 2014); approximately $70 million for the F-16 program due to decreased sustainment activities and fewer aircraft deliveries (three aircraft delivered in the first quarter of 2015, compared to four delivered in the same period in 2014); about $50 million for the F-22 program due to decreased sustainment activities; and approximately $50 million due to lower volume on various other sustainment activities. The decreases were partially offset by higher net sales of approximately $175 million for F-35 production contracts due to increased volume and sustainment activities. Net sales for F-35 development contracts were comparable.

Aeronautics’ operating profit for the first quarter of 2015 decreased $22 million, or 6 percent, compared to the same period in 2014. The decrease was primarily attributable to lower operating profit of approximately $30 million for the C-130 program due to fewer aircraft deliveries and lower risk retirements; and about $20 million for the F-16 program due to decreased sustainment activities, lower risk retirements, and fewer aircraft deliveries. The decreases were partially offset by higher operating profit of approximately $25 million for F-35 production contracts due to increased volume and risk retirements. Operating profit for F-35 development contracts was comparable. Adjustments not related to volume, including net profit booking rate adjustments, for the first quarter of 2015 were comparable to the same period in 2014.

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Information Systems & Global Solutions

(in millions)	Quarters Ended
	March 29,	March 30,
	2015	2014
Net sales	$1,869	$1,910
Operating profit	$136	$174
Operating margins	7.3%	9.1%

IS&GS’ net sales decreased $41 million, or 2 percent, for the first quarter of 2015 compared to the same period in 2014. The decrease was attributable to lower net sales of approximately $160 million due to decreased volume as a result of the wind-down or completion of certain programs (including Persistent Threat Detection System program) affected by in-theater force reductions, lower customer funding levels (primarily command and control programs), and the impacts of increased re-competition of existing contracts coupled with the fragmentation of large contracts into multiple smaller contracts that are awarded primarily on the basis of price (CMS-CITIC). The decreases were partially offset by higher net sales of approximately $80 million for businesses acquired in 2014; and about $40 million due to increased volume on recently awarded programs.

IS&GS’ operating profit for the first quarter of 2015 decreased $38 million, or 22 percent, compared to the same period in 2014. The decrease was primarily attributable to lower operating profit of approximately $70 million for performance matters on an international program during the first quarter of 2015 and about $10 million for the amortization of intangible assets associated with recently acquired businesses. The decreases were partially offset by higher operating profit of approximately $35 million due to risk retirements on various programs and increased volume on recently awarded programs. Adjustments not related to volume, including net profit booking rate adjustments, were $25 million lower for the first quarter of 2015 compared to the same period in 2014.

Missiles and Fire Control

(in millions)	Quarters Ended
	March 29,	March 30,
	2015	2014
Net sales	$1,503	$1,867
Operating profit	$292	$358
Operating margins	19.4%	19.2%

MFC’s net sales for the first quarter of 2015 decreased $364 million, or 19 percent, compared to the same period in 2014. The decrease was attributable to lower net sales of approximately $160 million for tactical missile programs due to fewer deliveries (primarily Hellfire, Joint Air-to-Surface Standoff Missile and Guided Multiple Launch Rocket System); about $115 million for air and missile defense programs due to decreased deliveries (primarily Patriot Advanced Capability-3); and approximately $85 million for fire control programs due to decreased deliveries (primarily LANTIRN® and Sniper®).

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MFC’s operating profit for the first quarter of 2015 decreased $66 million, or 18 percent, compared to the same period in 2014. The decrease was attributable to lower operating profit of approximately $50 million for tactical missile programs due to fewer deliveries and lower risk retirements (primarily Hellfire); and about $25 million for fire control programs due to lower risk retirements and fewer deliveries (primarily LANTIRN® and Sniper®). Adjustments not related to volume, including net profit booking rate adjustments, were approximately $25 million lower for the first quarter of 2015 compared to the same period in 2014.

Mission Systems and Training

(in millions)	Quarters Ended
	March 29,	March 30,
	2015	2014
Net sales	$1,651	$1,628
Operating profit	$219	$250
Operating margins	13.3%	15.4%

MST’s net sales for the first quarter of 2015 increased $23 million, or 1 percent, compared to the same period in 2014. Net sales increased by approximately $110 million for integrated warfare systems and sensors programs due to the start of new programs (primarily Space Fence) and volume (including Aegis and radar surveillance programs); and $35 million for undersea systems due to an increase in volume on various programs. The increases were mostly offset by lower net sales of approximately $120 million for ship and aviation systems programs due to fewer deliveries (including MH-60) and lower volume (including Merlin Capability Sustainment Program).

MST’s operating profit for the first quarter of 2015 decreased $31 million, or 12 percent, compared to the same period in 2014. The decrease was primarily attributable to lower operating profit of approximately $25 million for ship and aviation systems due to decreased risk retirements (primarily naval launchers programs) and lower volume. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $40 million lower for the first quarter of 2015 compared to the same period in 2014.

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Space Systems

(in millions)	Quarters Ended
	March 29,	March 30,
	2015	2014
Net sales	$1,954	$1,859
Operating profit	$288	$254
Operating margins	14.7%	13.7%

Space Systems’ net sales for the first quarter of 2015 increased $95 million, or 5 percent, compared to the same period in 2014. The increase was attributable to higher net sales of approximately $105 million for the Orion program due to increased volume; and about $90 million for businesses acquired in 2014. These increases were partially offset by lower net sales of approximately $75 million for government satellite programs due to decreased volume.

Space Systems’ operating profit for the first quarter of 2015 increased $34 million, or 13 percent, compared to the same period in 2014. The increase was attributable to higher operating profit of about $20 million for government satellite programs due to increased risk retirements; and approximately $15 million for the Orion program due to increased risk retirements and volume. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $50 million higher for the first quarter of 2015 compared to the same period in 2014.

Total equity earnings recognized by Space Systems (primarily ULA) represented approximately $75 million, or 26 percent, of this business segment’s operating profit for the first quarter of 2015, compared to approximately $70 million, or 28 percent, in the first quarter of 2014.

Income Taxes

The Corporation’s effective income tax rate was 30.6 percent for the first quarter of 2015, compared to 30.8 percent for the first quarter of 2014. The rates for both periods benefited from tax deductions for U.S. manufacturing activities and for dividends paid to the Corporation’s defined contribution plans with an employee stock ownership plan feature. The rates included no benefit from the research and development tax credit because the credit was not part of the law and had not been reenacted during either period.

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About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin is a global security and aerospace company that employs approximately 112,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. The Corporation’s net sales for 2014 were $45.6 billion.

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MEDIA RELATIONS CONTACT:	Dan Nelson, 301-897-6357, dan.nelson@lmco.com
INVESTOR RELATIONS CONTACT:	Jerry Kircher, 301-897-6584

Website: www.lockheedmartin.com

Conference Call Information

Lockheed Martin will webcast the earnings conference call (listen-only mode) at 11:00 a.m. ET on April 21, 2015. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the Corporation’s website at: www.lockheedmartin.com/investor.

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•	the Corporation’s reliance on contracts with the U.S. Government, all of which are conditioned upon the availability of funding;
•	declining budgets; affordability initiatives; the implementation of automatic sequestration under the Budget Control Act of 2011; U.S. Government operations under a continuing resolution or the failure to adopt a budget which may cause contracts to be delayed, canceled or funded at lower levels or which may cause the Corporation to put its funds at risk;
•	risks related to the development, performance, schedule, cost and requirements of complex and technologically advanced programs including the Corporation’s largest, the F-35 program;
•	economic, industry, business and political conditions (domestic and international) including their effects on governmental policy;
•	the Corporation’s success in growing international sales and expanding into adjacent markets and risks associated with doing business in new markets and internationally;

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•	the competitive environment for the Corporation’s products and services, including increased market pressures in the Corporation’s services businesses, competition from outside the aerospace and defense industry, and increased bid protests;
•	planned production rates for significant programs and compliance with stringent performance and reliability standards;
•	the performance of key suppliers, teammates, venture partners, subcontractors and customers;
•	the timing and customer acceptance of product deliveries;
•	the Corporation’s ability to attract and retain key personnel and transfer knowledge to new personnel; the impact of work stoppages or other labor disruptions;
•	the impact of cyber or other security threats or other disruptions to the Corporation’s businesses;
•	the Corporation’s ability to implement, pace and effect capitalization changes such as share repurchase activity and pension funding or debt levels;
•	the Corporation’s ability to recover certain costs under U.S. Government contracts and changes in contract mix;
•	the accuracy of the Corporation’s estimates and projections;
•	risk of a future impairment of goodwill or other long-term assets;
•	movements in interest rates and other changes that may affect pension plan assumptions and actual returns on pension plan assets;
•	realizing the anticipated benefits of acquisitions or divestitures, ventures, teaming arrangements or internal reorganizations, and the Corporation’s efforts to increase the efficiency of its operations and improve the affordability of its products and services;
•	the adequacy of the Corporation’s insurance and indemnities;
•	materials availability;
•	the effect of changes in (or the interpretation of): legislation, regulation or policy, including those applicable to procurement, cost allowability or recovery, accounting, taxation, or export; and
•	the outcome of legal proceedings, bid protests, environmental remediation efforts, government allegations that we have failed to comply with law, other contingencies and U.S. Government identification of deficiencies in the Corporation’s business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, see the Corporation’s filings with the SEC including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2014. The Corporation’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The Corporation’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the Corporation expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent

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events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

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Lockheed Martin Corporation

Consolidated Statements of Earnings1

(unaudited; in millions, except per share data)

	Quarters Ended
	March 29, 2015	March 30, 2014
Net sales	$10,111	$10,650
Cost of sales	(8,848)	(9,279)
Gross profit	1,263	1,371
Other income, net	93	61
Operating profit	1,356	1,432
Interest expense	(93)	(86)
Other non-operating income, net	3	2
Earnings before income taxes	1,266	1,348
Income tax expense	(388)	(415)
Net earnings	$878	$933
Effective tax rate	30.6%	30.8%

Earnings per common share
Basic	$2.78	$2.92
Diluted	$2.74	$2.87

Weighted average shares outstanding
Basic	315.4	319.1
Diluted	320.2	325.1

Common shares reported in stockholders' equity at end of period	313	315

[1]	The Corporation closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on March 29 for the first quarter of 2015 and March 30 for the first quarter of 2014. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the Corporation's fiscal year ends on Dec. 31.

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Lockheed Martin Corporation

Business Segment Summary Operating Results

(unaudited; in millions)

	Quarters Ended
	March 29, 2015	March 30, 2014	% Change
Net sales
Aeronautics	$3,134	$3,386	(7)%
Information Systems & Global Solutions	1,869	1,910	(2)%
Missiles and Fire Control	1,503	1,867	(19)%
Mission Systems and Training	1,651	1,628	1%
Space Systems	1,954	1,859	5%
Total net sales	$10,111	$10,650	(5)%

Operating profit
Aeronautics	$371	$393	(6)%
Information Systems & Global Solutions	136	174	(22)%
Missiles and Fire Control	292	358	(18)%
Mission Systems and Training	219	250	(12)%
Space Systems	288	254	13%
Total business segment operating profit	1,306	1,429	(9)%
Unallocated items
FAS/CAS pension adjustment	119	86
Other, net	(69)	(83)
Total unallocated items	50	3	N/M
Total consolidated operating profit	$1,356	$1,432	(5)%

Operating margins
Aeronautics	11.8%	11.6%
Information Systems & Global Solutions	7.3%	9.1%
Missiles and Fire Control	19.4%	19.2%
Mission Systems and Training	13.3%	15.4%
Space Systems	14.7%	13.7%
Total business segment operating margins	12.9%	13.4%

Total consolidated operating margins	13.4%	13.4%

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Lockheed Martin Corporation

Consolidated Balance Sheets

(unaudited; in millions, except par value)

	March 29, 2015	Dec. 31, 2014
Assets
Current assets
Cash and cash equivalents	$3,486	$1,446
Receivables, net	6,545	5,884
Inventories, net	3,087	2,882
Deferred income taxes	1,468	1,451
Other current assets	632	666
Total current assets	15,218	12,329

Property, plant and equipment, net	4,654	4,755
Goodwill	10,841	10,862
Deferred income taxes	4,024	4,013
Other noncurrent assets	5,015	5,114
Total assets	$39,752	$37,073

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$1,945	$1,570
Customer advances and amounts in excess of costs incurred	5,548	5,790
Salaries, benefits and payroll taxes	1,722	1,826
Other current liabilities	2,352	1,926
Total current liabilities	11,567	11,112

Accrued pension liabilities	11,400	11,413
Other postretirement benefit liabilities	1,098	1,102
Long-term debt, net	8,404	6,169
Other noncurrent liabilities	3,763	3,877
Total liabilities	36,232	33,673

Stockholders' equity
Common stock, $1 par value per share	313	314
Additional paid-in capital	-	-
Retained earnings	14,922	14,956
Accumulated other comprehensive loss	(11,715)	(11,870)
Total stockholders' equity	3,520	3,400
Total liabilities and stockholders' equity	$39,752	$37,073

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Lockheed Martin Corporation

Consolidated Statements of Cash Flows

(unaudited; in millions)

	Quarters Ended
	March 29, 2015	March 30, 2014

Operating activities
Net earnings	$878	$933
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	244	237
Stock-based compensation	40	48
Changes in assets and liabilities
Receivables, net	(661)	(423)
Inventories, net	(205)	29
Accounts payable	375	545
Customer advances and amounts in excess of costs incurred	(242)	(152)
Postretirement benefit plans	292	320
Income taxes	395	584
Other, net	(159)	(21)
Net cash provided by operating activities	957	2,100

Investing activities
Capital expenditures	(118)	(103)
Other, net	26	(23)
Net cash used for investing activities	(92)	(126)

Financing activities
Issuance of long-term debt, net of related costs	2,213	-
Repurchases of common stock	(604)	(1,106)
Proceeds from stock option exercises	65	197
Dividends paid	(498)	(444)
Other, net	(1)	26
Net cash provided by (used for) financing activities	1,175	(1,327)

Net change in cash and cash equivalents	2,040	647
Cash and cash equivalents at beginning of period	1,446	2,617
Cash and cash equivalents at end of period	$3,486	$3,264

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Lockheed Martin Corporation

Consolidated Statement of Stockholders' Equity

(unaudited; in millions)

				Accumulated
		Additional		Other	Total
	Common	Paid-In	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Loss	Equity

Balance at Dec. 31, 2014	$314	$-	$14,956	$(11,870)	$3,400
Net earnings	-	-	878	-	878
Other comprehensive income, net of tax[1]	-	-	-	155	155
Repurchases of common stock	(3)	(166)	(435)	-	(604)
Dividends declared[2]	-	-	(477)	-	(477)
Stock-based awards and ESOP activity	2	166	-	-	168
Balance at March 29, 2015	$313	$-	$14,922	$(11,715)	$3,520

[1]	Primarily represents the reclassification adjustment for recognition of prior period amounts related to postretirement benefit plans.

[2]	Represents dividends of $1.50 per share declared during the first quarter of 2015.

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Lockheed Martin Corporation

Operating Data

(unaudited; in millions, except aircraft deliveries)

Backlog	March 29, 2015	Dec. 31, 2014
Aeronautics	$25,300	$27,600
Information Systems & Global Solutions	8,100	8,700
Missiles and Fire Control	12,800	13,600
Mission Systems and Training	12,300	11,700
Space Systems	18,400	18,900
Total backlog	$76,900	$80,500

	Quarters Ended
	March 29, 2015	March 30, 2014
Orders	$6,500	$7,700

	Quarters Ended
Aircraft Deliveries	March 29, 2015	March 30, 2014
F-16	3	4
F-35	8	8
C-130J	4	5
C-5	1	2

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